Exhibit 10.18

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of October 22, 2004 (the “Effective Date”), is entered into between MediciNova, Inc., a Delaware corporation (“MN”) having a place of business located at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, U.S.A., and Kyorin Pharmaceutical Co., Ltd., a Japanese corporation (“KR”), having a place of business located at 5, Kanda Surugadai 2-chome, Chiyoda-ku, Tokyo 101-8311, Japan.

W I T N E S S E T H:

WHEREAS, KR is the owner of the KR Intellectual Property Rights, as defined herein;

WHEREAS, MN desires to obtain exclusive license rights, with a right to grant sublicenses, under the KR Intellectual Property Rights, and KR desires to grant such license to MN, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below, it being understood that (a) words in the singular include the plural and vice versa and (b) any reference to any Party includes its Affiliates, successors in title and permitted assigns:

1.1 “Act” shall mean the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Affiliate” shall mean, (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party or by any entity mentioned in (ii) hereinafter; (ii) any corporation or business entity

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which, directly or indirectly, owns, controls or holds fifty percent (50%) or more (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; or (iii) any corporation or business entity of which a Party has the legal right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3 “Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange or the Tokyo Stock Exchange is closed.

1.4 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.6 “cGMP” shall mean current applicable good manufacturing practices as defined in regulations promulgated by the FDA under the Act and, if applicable, corresponding applicable laws and regulations of other countries in the MN Territory or the KR Territory relating to the formulation, manufacture, testing prior to delivery, storage and delivery of Compound and Licensed Product.

1.7 “Compound” shall mean the chemical compound known as Ibudilast whose specific chemical name is [**], as diagrammed on Exhibit 1.7 hereto.

1.8 “Controlled by” shall mean with respect to the KR Intellectual Property, that (i) KR has an exclusive license to the KR Patent Assets or the KR Know-How and has the ability to grant licenses thereto to MN in accordance with the terms of this Agreement without violating the terms of the Sakoda Agreement or any other agreement or arrangement with Sakoda or any other Third Party and that (ii) neither Sakoda nor any other Third Party has any rights to grant a license or other rights to such KR Intellectual Property to any other Third Party.

1.9 “DMF” shall mean a Drug Master File, as defined in 21 CFR Section 314.420, as the same may be amended or re-promulgated from time to time or any successor filing or procedure and/or its equivalent in other countries of the MN Territory.

1.10 “End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Licensed Product.

1.11 “FDA” shall mean the United States Food and Drug Administration or any successor thereto having regulatory jurisdiction over the manufacture, distribution and sale of drugs.

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1.12 “First Commercial Sale” shall mean, the first commercial sale of Licensed Product to Third Party for use or consumption by the general public of such Licensed Product in any country in the MN Territory by MN and/or its sublicensee after Regulatory Approval has been granted by the governing health authority of such country.

1.13 “GAAP” shall mean generally accepted accounting principles in the United States.

1.14 “Generic Competition” shall exist or be deemed to exist, in any particular country in the MN Territory, commencing on the earlier of (i) where IMS or IMS-equivalent data is available, the first date on which Generic Drugs achieve a market share in one (1) Calendar Quarter of [**] or greater of the total prescriptions for Licensed Product in such country (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions) or (ii) the first date on which there are three (3) Generic Drugs available in one (1) Calendar Quarter in such country.

1.15 “Generic Drug” shall mean any product containing Compound that (i) is an AB rated equivalent to Licensed Product, as defined in the 23rd edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services; (ii) is defined in a particular country in the MN Territory as a generic drug to Licensed Product by applicable legal texts or regulatory authorities in such country; or (iii) can be substituted for Licensed Product by a pharmacy, in each case other than a product introduced in such country by MN or its sublicensees.

1.16 “Improvement” shall mean any improvement, including without limitation, any change or modification to any method, process, composition, any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging relating to Compound or Licensed Product, and shall include any homolog, analog, derivative, or conjugate of Compound or Licensed Product or any new use of the foregoing.

1.17 “IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Licensed Product in the United States or the equivalent application and any amendments thereto in any other regulatory jurisdiction in the MN Territory or the KR Territory, the filing of which is necessary to commence clinical testing of Licensed Products in humans.

1.18 “KR Intellectual Property Rights” shall mean all intellectual property and proprietary rights in, arising out of, or associated with: (i) all KR Patent Assets and (ii) all KR Know-How.

1.19 “KR Know-How” shall mean any and all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, which relate to Compound or Licensed Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, biological, technical and nontechnical

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data, and information relating to the results of tests, assays, methods, processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, regulatory, and any other information necessary or useful for the development and/or Regulatory Approval of Compound or Licensed Product that are as of the Effective Date or become at any time during the term of this Agreement owned or Controlled by KR.

1.20 “KR Licensee” shall mean a Person other than KR’s Affiliates to which KR licenses any or all KR Intellectual Property Rights subject to the terms of this Agreement.

1.21 “KR Patent Assets” shall mean all United States, international and foreign utility and design patents and applications therefor (which shall be deemed to include certificates of invention and applications for certificates of invention and supplementary protection certificates) and all reissues, divisions, registrations, extensions, provisionals, continuations and continuations-in-part thereof which as of the Effective Date or at any time during the term of this Agreement:

(a) are owned or Controlled by KR, and

(b) relate to Compound or Licensed Product,

including, but not limited to, methods of their manufacture, methods of their use, or otherwise relating to KR Know-How, including the patents and patent applications listed on Exhibit 1.21 hereto, and any counterparts thereof which have been or may be filed in other countries in the MN Territory.

1.22 “KR Territory” shall mean Japan, China (PRC), Taiwan (ROC) and South Korea.

1.23 “Licensed Product” shall mean any product other than Ophthalmic Product in final dosage form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), incorporating Compound as the primary therapeutically active ingredient in any dosage form or package configuration, such Licensed Product to include a combination product with other chemically or biologically active components.

1.24 “Market Exclusivity Period” shall mean that period of time with respect to a particular country in the MN Territory during which MN has the exclusive legal right to market Licensed Products pursuant to regulations of such country’s governing health authority and during which no Generic Competition exists.

1.25 “MN Intellectual Property Rights” shall mean all Improvements under Section 8.1 of this Agreement.

1.26 “MN Option” shall mean the option described in Section 3.2.

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1.27 “MN Territory” shall mean all countries worldwide, except for the KR Territory.

1.28 “MS Indication” shall mean use of Licensed Product to treat, alleviate or prevent any of the symptoms associated with multiple sclerosis.

1.29 “NDA” shall mean a new drug application filed with the FDA for marketing authorization of a Licensed Product in the United States, a corresponding submission in the European Union or under the Centralized Procedure if the context so indicates, or the equivalent application in any other regulatory jurisdiction, and any amendments and supplements thereto in the MN Territory or the KR Territory, as applicable.

1.30 “Net Sales” shall mean with respect to any Licensed Product, the gross amounts invoiced by MN to Third Party customers for sales or other transfers or disposition of a Licensed Product commencing as of the date of First Commercial Sale, less:

(a) customary trade, quantity, and cash discounts or rebates actually allowed on Licensed Product;

(b) credits or allowances given to Third Party customers for rejections or returns of Licensed Product or on account of retroactive price reductions affecting such Licensed Product;

(c) sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to the production, importation, use or sale of a Licensed Product to Third Party customers;

(d) rebates and chargebacks, or similar payments or credits consistent with industry standards granted to managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(e) write offs or allowances for bad debts, in an amount not to exceed ten percent (10%) of the gross amount invoiced.

1.31 “Ophthalmic Product” shall mean any product in final dosage form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), incorporating Compound as the primary therapeutically active ingredient in a liquid pharmaceutical formulation that is applied directly to the eyes, such Ophthalmic Product to include a combination product with other chemically or biologically active components.

1.32 “Optional Indications” shall mean all indications or uses of Licensed Product other than the MS Indication.

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1.33 “Party” shall mean KR or MN.

1.34 “Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.35 “Phase 3 Clinical Trial” shall mean a trial conducted after an End of Phase 2 Meeting in patients with multiple sclerosis on a sufficient number of patients that is designed to establish that Licensed Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with Licensed Product in the dosage range to be prescribed, and supporting marketing authorization of Licensed Product for the MS Indication.

1.36 “Program” shall mean those activities to be undertaken by MN or its designee including its sublicensees with respect to Compound or Licensed Product which are devoted to the evaluation of safety and efficacy in preclinical and clinical trials, and/or the conduct of any other activities or studies directed toward obtaining Regulatory Approval of Compound or Licensed Product for the MS Indication.

1.37 “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.38 “Regulatory Approval” shall mean all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport and sale of Compound or Licensed Product in a regulatory jurisdiction in the MN Territory or the KR Territory, as applicable.

1.39 “Royalty Term” shall mean, with respect to each Licensed Product in each country in the MN Territory, the period of time beginning with the date of the First Commercial Sale of such Licensed Product by MN in such country and continuing until the later of (a) the last date on which the manufacture, use or sale of such Licensed Product in such country would infringe a Valid Patent Claim but for the license granted by this Agreement or (b) the last date of the Market Exclusivity Period in such country. In the event that in any country (x) neither a Valid Patent Claim nor Market Exclusivity Period existed during any period in which Licensed Product is sold in such country and (y) Licensed Product is not subject to Generic Competition in such country, then the Royalty Term in such country shall mean the period commencing on the date of the First Commercial Sale of Licensed Product by MN in such country and expiring on the earlier of (i) five (5) years from such date or (ii) the end of the second (2nd) consecutive Calendar Quarter in which Generic Competition exists in such country.

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1.40 “Royalty Year” shall mean (i) for the first year in which the date of First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day (the “Commencement Date”) of the Calendar Quarter in which such First Commercial Sale occurs and expiring on the last day of the twelfth (12th ) month following the Commencement Date and (ii) for each subsequent year, each successive twelve (12) month period commencing on the date immediately following the last day of the First Royalty Year.

1.41 “Sakoda” shall mean Saburo Sakoda, M.D.

1.42 “Sakoda Agreement” shall mean the Covenant by and between Sakoda and KR dated as of August 3, 2004, including the letter agreement by and between Sakoda and KR dated as of June 10, 2004, a copy (with the redaction of the financial terms) of which is attached hereto, together with an English translation thereof, as Exhibit 1.42.

1.43 “Third Party” shall mean any Person other than KR, MN and their respective Affiliates.

1.44 “Trademark” shall mean the trademark, trade name and trade dress to be used for sale of each Licensed Product by MN or its sublicensees which Trademark may include MN’s existing trademark, trade name and trade dress.

1.45 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the KR Patent Assets, which has not been held permanently revoked, or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or for which an appeal has not been filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

PROGRAM

2.1 Conduct of Program and Regulatory Matters.

(i) MN Territory.

MN shall use commercially reasonable efforts to develop and commercialize Licensed Product in the MN Territory for the MS Indication, including the preparation and filing of regulatory submissions. MN shall own, control and retain primary legal responsibility for, and shall be responsible for funding, the preparation, filing and prosecution of all filings and regulatory applications required to obtain Regulatory Approval of Licensed Product in the MN Territory for the MS Indication. MN may subcontract portions of the Program; provided, however, that such subcontracted Third Party shall be subject to an agreement with MN consistent with the confidentiality obligations in accordance with Article 7 below. KR shall transfer free of charge to MN as soon as practicable after the Effective Date any IND or other regulatory filings relating to Compound or Licensed Product owned or Controlled by KR, if any,

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in the MN Territory and KR shall allow MN or its sublicensees free of charge the right to cross reference any IND, NDA or DMF if owned or controlled by KR and relating to Compound or Licensed Product. Upon MN’s reasonable request, KR shall consult and cooperate with MN in obtaining Regulatory Approval of Licensed Product for the MS Indication in the MN Territory, provided that (i) MN provides KR with reasonable notice and reimburses KR for reasonable out-of-pocket expenses incurred by KR in performing such services at MN’s request and (ii) unless either KR or its Affiliates is developing Licensed Product for the MS Indication in the KR Territory, any consultation and cooperation in obtaining such Regulatory Approval (other than providing KR Know-How or otherwise performing KR’s obligations under this Agreement) shall be subject to KR’s acceptance of such request.

(ii) KR Territory. KR shall own, control and retain primary legal responsibility for, and shall be responsible for funding, the preparation, filing and prosecution of all filings and regulatory applications required to obtain Regulatory Approval of Licensed Product in the KR Territory. MN shall allow KR or KR Licensees free of charge the right to cross reference any IND or NDA owned or controlled by MN and relating to Compound or Licensed Product in order for KR or KR Licensees to obtain such Regulatory Approval in the KR Territory.

2.2 Clinical Development Reports.

(i) MN Reports. MN shall provide KR with a written report on a semi-annual basis summarizing the status of MN’s preclinical and clinical development and regulatory filing activities with respect to Compound and Licensed Product in the MN Territory, with the delivery to KR of the summary of the annual report to an IND submitted by MN or its sublicensees to the FDA or, if applicable, corresponding regulatory authorities in the MN Territory, in connection with the periodic reporting requirements of the IND, to be in satisfaction of any report required by this sentence. Alternatively, any such report may be in the form of a meeting at a mutually acceptable location, a video conference or a teleconference. Any disclosures of such progress and results shall be deemed Proprietary Information of MN. MN shall promptly notify KR upon the receipt of Regulatory Approvals and of the date of First Commercial Sale in the MN Territory. KR shall designate an appropriate representative of KR to receive such clinical development and regulatory communications and to coordinate further correspondence between the Parties. KR’s initial designee shall be Toru Shionoya.

(ii) KR Reports. KR shall provide MN with a written report on a semi-annual basis summarizing the status of KR’s preclinical and clinical development and regulatory filing activities with respect to (i) Ophthalmic Product in the KR Territory and the MN Territory; (ii) Compound and/or Licensed Product for the MS Indication in the KR Territory, and (iii) Compound and/or Licensed Product for the Optional Indications in the KR Territory and the MN Territory if applicable, with the delivery to MN of the summary of the annual report to an IND submitted by KR or KR Licensees to the regulatory authorities in the KR Territory (and in the MN Territory if applicable in the case of the Optional Indications or Ophthalmic Product, as applicable) in connection with the periodic reporting requirements of the applicable IND to be in

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satisfaction of any report required by this sentence. Alternatively, such report may be in the form of a meeting at a mutually acceptable location, a video conference or a teleconference. Any disclosures of such progress and results shall be deemed Proprietary Information of KR. KR shall promptly notify MN upon the receipt of Regulatory Approvals and of the date of first commercial sale of (i) Ophthalmic Product in the KR Territory or the MN Territory, (ii) Compound and/or Licensed Product for the Optional Indications in the MN Territory or the KR Territory, or (iii) Compound or Licensed Product for the MS Indication in the KR Territory. MN shall designate an appropriate representative of MN to receive such clinical development and regulatory communications and to coordinate further correspondence between the Parties. MN’s initial designee shall be Takashi Kiyoizumi, M.D., Ph.D.

2.3 Excused Performance. The obligations of MN under Section 2.1.(i) with respect to Compound and Licensed Product are expressly conditioned upon the absence of any serious adverse conditions relating to the safety or efficacy of Compound or Licensed Product including the absence of any action by any regulatory authority limiting the development or commercialization of Compound or Licensed Product.

2.4 Manufacture of Compound and Licensed Product. MN shall be responsible for the manufacture and supply of Compound and Licensed Product for preclinical, clinical and commercial purposes, in compliance with cGMP, in the MN Territory. In addition, no later than twelve (12) months prior to the earlier of the estimated first submission of an NDA by KR or KR Licensee for Regulatory Approval of (i) Licensed Product for the MS Indication in the KR Territory, (ii) Licensed Product for the Optional Indications in either the KR Territory or the MN Territory if MN does not exercise the MN Option, or (iii) Ophthalmic Product in either the KR Territory or the MN Territory, KR shall provide a written notice to MN (the “Supply Notice”) stating whether KR desires MN to be the exclusive manufacturer and supplier of Compound and/or Licensed Product for use in the KR Territory and/or the MN Territory in the case of Compound for the Ophthalmic Product and Compound and/or Licensed Product for the Optional Indications and, if so, including a summary of KR’s proposed terms for a supply agreement between the Parties. After receipt by MN of the Supply Notice, and if such proposed terms are acceptable to MN, the Parties shall negotiate in good faith to enter into a supply agreement containing commercially reasonable terms applicable to similar types of exclusive supply agreements.

ARTICLE 3

LICENSE AND OPTION

3.1 License Grant to MN. KR hereby grants to MN an irrevocable, exclusive (even as to KR) license in the MN Territory under the KR Intellectual Property Rights, including the right to grant sublicenses, to develop, use, offer for sale, make, have made, sell, import, distribute, and otherwise commercialize Compound and Licensed Product for the MS Indication (the “Initial License”).

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3.2 MN Option. KR hereby grants MN an exclusive option (the “MN Option”) to acquire an exclusive (even as to KR) license in the MN Territory under the KR Intellectual Property Rights, including the right to grant sublicenses, to develop, make, have made, evaluate, use, offer for sale, market, sell, import, distribute, practice processes and methods and otherwise commercialize Compound and Licensed Product for the Optional Indications on the terms and conditions set forth in this Section 3.2 (the “Expanded License”).

(i) In the event KR intends to develop or commercialize by itself or through any Affiliate or to enter into discussions or negotiations with any Third Party to develop or commercialize Compound and/or Licensed Product for any Optional Indication(s) in the MN Territory, KR shall give written notice to MN of such intention (the “Option Commencement Notice”).

(ii) MN shall have the right to exercise the MN Option by delivery to KR of a written notice of exercise (the “Notice of Exercise”) within thirty (30) days after the date it receives the Option Commencement Notice.

(iii) If MN exercises the MN Option by delivery to KR of the Notice of Exercise, then the Parties shall enter into an amendment to this Agreement to (i) provide for the grant by KR to MN of the Expanded License in exchange for royalties on Net Sales of Licensed Product for the Optional Indications at the same rates and on the same terms and conditions as royalties on Net Sales of Licensed Product payable for the MS Indication in accordance with the grant of the Initial License hereunder; and (ii) revise and clarify any other provisions of this Agreement as are deemed necessary or appropriate in view of the grant of the Expanded License, as may be mutually agreed to.

(iv) KR shall not grant to any Third Party any rights under the KR Intellectual Property Rights that are inconsistent or in conflict with the rights granted by KR to MN under this Agreement.

(v) In the event the MN Option is not exercised by MN, KR shall in determining the presentation form or formulation of Licensed Product for the Optional Indications and in determining whether to market Licensed Product for the Optional Indications in the MN Territory, have due regard to whether or not (a) the envisaged presentation form or formulation of Licensed Product for the Optional Indications or (b) marketing Licensed Product for the Optional Indications are likely to have a significant adverse impact on the commercialization of Licensed Product for the MS Indication (including, without limitation, impact as a result of off label use or other unauthorized activities).

(vi) In the event the MN Option is not exercised by MN, and if MN considers it necessary to do so, the Parties shall jointly retain a mutually agreed reputable organization such as IMS to monitor and track the respective sales of the Licensed Product for the MS Indications and the Optional Indications in the MN Territory.

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3.3 Sublicense Rights. MN may grant sublicenses within the scope of the license granted to MN under this Agreement to any Affiliate or Third Party; provided, however that any such sublicense shall be subject to the provisions of this Agreement. MN shall promptly inform KR of each such sublicensee and provide KR with a copy of the sublicense agreements. In the event of any sublicense to a Third Party, the provisions of Section 4.8 shall be applicable. Upon termination of this Agreement pursuant to Section 9.3 by KR for an uncured material breach by MN, any existing sublicense agreement(s) shall survive and shall be assigned by MN to KR without any cost to KR provided that (i) the sublicensee is not in material breach of its sublicense agreement at the time of such termination of this Agreement, (ii) any sublicensee who desires its sublicense to survive shall promptly agree in writing to be bound by the applicable terms of and assume all obligations of MN under this Agreement, and (iii) KR does not have any commercially reasonable objection to such survival.

3.4 Exchange of Information. MN hereby acknowledges receipt of certain of KR Intellectual Property Rights prior to the execution of this Agreement. Upon execution of this Agreement, KR shall disclose to MN in writing all KR Intellectual Property Rights not previously disclosed. During the term of this Agreement, and in addition to the other communications required under this Agreement, KR shall also promptly disclose to MN in Japanese or in English and in writing on an ongoing basis all KR Intellectual Property Rights and other information developed in connection with KR’s activities relating to Compound, if any.

3.5 License Grant to KR. MN hereby grants to KR an exclusive royalty-free license including the right to grant sublicenses to KR Licensees to use all the preclinical and clinical and regulatory databases owned by MN and developed in connection with MN’s performance of the Program solely to (i) obtain Regulatory Approval of and commercialize Compound and Licensed Product for the MS Indication in the KR Territory; (ii) provided the MN Option became exercisable in accordance with Section 3.2 but MN did not exercise the MN Option, obtain Regulatory Approval of and commercialize Compound and Licensed Product in the KR Territory and the MN Territory for the Optional Indications; and (iii) obtain Regulatory Approval of and commercialize Ophthalmic Product in the KR Territory and the MN Territory; provided, however, that upon termination of this Agreement pursuant to Section 9.3 by MN, KR shall pay royalties to MN equal to [**] of all net sales of (i) Licensed Product for the MS Indication in the KR Territory, (ii) Licensed Product for the Optional Indications in the KR Territory and the MN Territory; and (iii) Ophthalmic Product in the KR Territory and the MN Territory, in each case by KR or KR Licensees for a period of five (5) years from the date of such termination of this Agreement if KR or any KR Licensee uses the foregoing MN’s databases. In the event KR claims that KR or KR Licensee did not use such MN’s databases or for any reason fails to make the royalty payments required by the preceding sentence, KR shall provide MN with copies of all regulatory submissions relating to Licensed Product for the MS Indication in the KR Territory or relating to Licensed Product for the Optional Indications, or relating to Ophthalmic Product in the KR Territory or the MN Territory in order for MN to determine whether such submissions used MN’s databases (to the extent not already provided pursuant to other provisions of this Agreement).

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3.6 Adverse Events. In the event KR develops or commercializes Compound and/or Licensed Product for the MS Indication in the KR Territory and/or develops and commercializes Compound and/or Licensed Product for the Optional Indications in the MN Territory or the KR Territory, and/or develops and commercializes Compound and/or Ophthalmic Product in the MN Territory or the KR Territory, each Party shall promptly furnish to the other Party all information concerning safety of Compound, Licensed Product or Ophthalmic Product, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound, Licensed Product or Ophthalmic Product, whether or not such Party is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound, Licensed Product or Ophthalmic Product. The procedures for exchange of such information shall be discussed and agreed upon between the Parties in writing.

ARTICLE 4

PAYMENTS AND ROYALTIES

4.1 Up Front License Fee. In consideration of the rights granted by KR hereunder, MN shall pay to KR [**], payable within ten (10) days after the execution of this Agreement by the Parties.

4.2 Milestone Payments. In further consideration of the rights granted by KR hereunder, MN shall pay KR the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone (but payable on the first achievement of such milestone):

(a)	[**] upon initiation of the first clinical trial (upon dosing of the first patient) in patients with multiple sclerosis in the MN Territory by MN or its sublicensees;

(b)	[**] upon initiation of the first Phase 3 Clinical Trial (upon dosing of the first patient) in the United States by MN or its sublicensees; and

(c)	[**] upon receipt in writing of the first Regulatory Approval in the United States by MN or its sublicensees.

MN shall notify KR in writing within thirty (30) days after the first achievement of the milestones specified above and payment of the appropriate milestone payment shall be payable with MN’s notices. The payments described in this Section 4.2 shall be payable only upon the initial achievement of each milestone, and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestones, regardless of the number of Licensed Products for which such milestone may be achieved.

The payments made under Section 4.1 above and this Section 4.2 shall not be refundable or creditable against royalties payable under Section 4.3 below.

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4.3 Royalties Payable by MN. In further consideration of the license granted by KR to MN herein, during the Royalty Term, MN shall pay to KR royalties in the applicable percentage specified in Exhibit 4.3 attached hereto for Net Sales in each Royalty Year of Licensed Products by MN in the MN Territory.

4.4 Combination Product. Notwithstanding the foregoing, in the event a Licensed Product is sold as a combination product with other chemically or biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of Licensed Product sold separately and B is the gross selling price of the combination product. If no such separate sales are made by MN, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C (excluding the fully allocated cost of the other chemically or biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other chemically or biologically active components. It is understood and agreed to between the Parties, however, that if the fully allocated cost of such other chemically or biologically active components exceeds by a multiple of one hundred (100) the fully allocated cost of Compound, then the Parties shall discuss in good faith to determine a more appropriate method of calculating Net Sales for the combination product, consistent with the overall intents and purposes of this Agreement; provided, however, that in no event shall the calculation of Net Sales under this Section 4.4 be less than fifty percent (50%) of the actual Net Sales of the combination product.

4.5 Third Party Royalties. If MN is compelled, including under Section 8.9, to obtain one (1) or more patent licenses from and to pay royalties to any Third Party in any country in the MN Territory in order to exercise its rights hereunder to practice any process or method, or to make, use or sell Compound or Licensed Product, which is the subject of the Valid Patent Claim in such country, then fifty percent (50%) of the royalties actually paid to such Third Party by MN for sale of such Licensed Product for each Calendar Quarter in such country shall be creditable against the royalty payments due KR with respect to the sale of such Licensed Product by MN in such country; provided, however, that MN shall first notify and discuss the foregoing with KR and that in no event shall the royalty rate payable to KR under Section 4.3 be less than [**] of Net Sales.

4.6 One Royalty. No more than one (1) royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one (1) Valid Patent Claim. No royalty shall be payable under this Article 4 with respect to sales of Licensed Products among MN and its Affiliates for resale, nor shall a royalty be payable under this Article 4 with respect to Licensed Products distributed for use in research and/or development, in clinical trials, as donations to non-profit institutions or government agencies or as promotional free samples.

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4.7 Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Licensed Product in any country in the MN Territory with a royalty rate lower than the royalty rate provided in Exhibit 4.3, then the royalty rate to be paid by MN on Net Sales in that country under Exhibit 4.3 shall be adjusted to the same rate paid by the compulsory Third Party licensee during the period of such compulsory license.

4.8 Sublicense Payments. In the event of any sublicense to a Third Party under Section 3.3 above in any country of the MN Territory in which MN is entitled to a lump sum and/or milestone payments and a royalty based on net sales of Licensed Product by the sublicensee under the sublicense agreements, then in lieu of royalty payments on Net Sales as set forth in Exhibit 4.3 in such country, MN shall pay KR (i) [**] of royalty payments received by MN based on net sales of Licensed Product by MN’s sublicensee and (ii) [**] of lump sum and/or milestone payments received by MN from MN’s sublicensee (other than payments made by MN’s sublicensee (x) to reimburse MN for MN’s research and development expenditures, calculated in accordance with GAAP, or (y) as equity investments in MN). The provisions of Article 5 and Article 6 will apply where appropriate with respect to the amounts payable under this Section 4.8.

4.9 Sakoda Agreement and Payments. KR shall be responsible for performance and payment of, shall perform and pay and shall indemnify MN against any liability or claim for, any royalties or other payments, obligations or amounts owed to Sakoda pursuant to the Sakoda Agreement as a result of the rights granted by KR to MN and the payments made by MN to KR under this Agreement. During the term of this Agreement, KR shall not amend, modify, or terminate the Sakoda Agreement without the prior written consent of MN, except to the extent such amendment or modification relates to the financial terms. In the event that KR breaches or causes a default under the Sakoda Agreement, KR shall immediately notify MN of such situation as soon as practicable, and KR shall use its commercially reasonable efforts to promptly cure such breach. If KR is unable to or does not cure such breach, KR shall (i) permit MN to cure such breach; provided, however, that any amounts paid by MN in connection with curing such breach shall be deducted from any amounts payable by MN to KR under this Agreement; and (ii) use its best efforts to obtain an agreement from Sakoda to the effect that in the event that the Sakoda Agreement is terminated, Sakoda shall grant MN substantially equivalent rights on substantially equivalent terms as those granted to KR pursuant to the Sakoda Agreement.

ARTICLE 5

ROYALTY REPORTS AND ACCOUNTING

5.1 Reports. During the Royalty Term, MN shall furnish to KR a written report for the Calendar Quarter showing on a country by country basis, (a) the gross sales of all Licensed Products sold by MN in the MN Territory during such Calendar Quarter and the calculation of Net Sales from such gross sales; (b) the royalties, payable in United States dollars, which shall have accrued hereunder based upon Net Sales of Licensed Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (d) the date of the First Commercial Sales of each Licensed Product in each country in the MN Territory; and (e) the

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exchange rates used in determining the amount of United States dollars, as more specifically provided in Section 6.2 below. Reports shall be due ninety (90) days following the close of each Calendar Quarter. MN shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

5.2 Audits.

(i) Audit Rights. Upon the written request of KR and not more than once in each Calendar Year, MN shall permit an independent certified public accounting firm of nationally recognized standing, selected by KR and reasonably acceptable to MN, at KR’s expense, to have access during normal business hours on at least ten (10) days’ prior written notice, to such of the records of MN as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to KR only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

(ii) Audit Results. If such accounting firm concludes that additional royalties were owed during such period, MN shall pay the additional royalties within sixty (60) days of the date KR delivers to MN such accounting firm’s written report so concluding; provided, however, that, in the event that MN shall not be in agreement with the conclusion of such report (a) MN shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 11.6 herein. In the event such accounting firm concludes that amounts were overpaid by MN during such period, MN shall have a credit against future royalties payable to KR in the amount of such overpayment; provided, however, that in the event that KR shall not be in agreement with the conclusion of such report (a) MN shall not have such a credit and (b) such matter shall be resolved pursuant to the provisions of Section 11.6 herein. The fees charged by such accounting firm shall be paid by KR; provided, however, if the audit discloses that the royalties payable by MN for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then MN shall pay the reasonable fees and expenses charged by such accounting firm. Upon the expiration of thirty-six (36) months following the end of any Royalty Year, the calculation of royalties payable with respect to such Royalty Year shall be binding and conclusive upon KR and MN shall be released from any liability or accountability with respect to royalties for such Royalty Year.

(iii) Confidential Financial Information. KR shall treat all financial information subject to review under this Article 5 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

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ARTICLE 6

PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 5 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2 Payment Method. All payments by MN to KR under this Agreement shall be paid in United States dollars. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars reported by the Wall Street Journal on the last Business Day of the Calendar Quarter to which such royalty payments relate.

6.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the MN Territory where Licensed Product is sold, MN shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to KR’s account in a bank or other depository designated by KR in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country in the MN Territory, the royalty rate in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.4 Withholding Taxes. MN shall be entitled to deduct from any payment due KR under this Agreement the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by MN, or any taxes required to be withheld by MN or its Affiliates, to the extent MN pays to the appropriate governmental authority on behalf of KR such taxes, levies or charges. MN shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of KR by MN. MN promptly shall deliver to KR proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. KR shall provide MN with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to, Form W-8BEN and any successor form).

ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1 Nondisclosure Obligations. Except as otherwise provided in this Article 7, (a) during the term of this Agreement and for a period of five (5) years thereafter, both Parties shall maintain in confidence and use only for purposes of this Agreement information and data resulting from or related to the development of Compound or Licensed Products; (b) during the term of this Agreement, both Parties shall maintain in confidence and use only for purposes of this Agreement information and data not described in clause (a) above resulting from or related to the Program; and (c) during the term of this Agreement and for a period of five (5) years thereafter, both Parties shall also maintain in confidence and use only for purposes of this

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Agreement all information and data not described in clause (a) or (b) above but supplied by the other Party under this Agreement marked “Confidential.” For purposes of this Article 7, information and data described in clause (a), (b) or (c) above shall be deemed “Proprietary Information.”

7.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (a) a Party may disclose Proprietary Information which is otherwise obligated under this Article 7 not to disclose to its Affiliates, to KR Licensees, if the Party is KR, to its sublicensees, if the Party is MN, and to its consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such Persons agree to keep the Proprietary Information confidential for the same time periods and to the same extent as such Party is required to keep the Proprietary Information confidential; and (b) a Party (including MN’s sublicensees or KR Licensees) may disclose such Proprietary Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law (including without limitation all applicable securities laws), regulation, agency or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to commercially market Licensed Product, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. The obligation not to disclose or use Proprietary Information received from the other Party shall not apply to any part of such Proprietary Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such Proprietary Information in contravention of this Agreement; (ii) is disclosed to the receiving Party by a Third Party, provided such Proprietary Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement on a confidential basis; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party, provided such Proprietary Information was not obtained directly or indirectly from the other Party under this Agreement; or (iv) is disclosed in a press release agreed to by both Parties, which agreement shall not be unreasonably withheld.

7.3 Publication. In the event a Party or consultant to such Party or MN’s sublicensees or KR Licensees wishes to make a scientific publication relating to Compound or Licensed Product, it shall deliver to the other Party a copy of the proposed publication or an outline of the oral disclosure at least thirty (30) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved in accordance with the terms of this Agreement.

ARTICLE 8

INTELLECTUAL PROPERTY RIGHTS AND INFRINGEMENT

8.1 Ownership of Improvements. The entire right and title in all Improvements or other technology directed to the use of Licensed Product or Compound in the MS Indication, and all processes relating thereto, whether or not patentable, and any patent applications or patents based thereon, made or conceived during and as a result of the Program by employees or others acting solely on behalf of MN shall be owned solely by MN.

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8.2 Ownership of Trademarks. MN shall select, own and maintain Trademarks for Licensed Product in the MN Territory. The entire right and title in all Trademarks used by MN and, if applicable its sublicensees in the MN Territory shall be owned solely by MN.

8.3 Patent Applications.

(i) Foreign Filing Decisions. KR shall determine whether patents or patent applications included in the KR Intellectual Property Rights should be abandoned without replacement, abandoned and refiled, pursued within the country of original filing only, or used as the basis for a claim of priority under the Paris Convention or the Patent Cooperation Treaty for corresponding applications in other countries in the MN Territory after consultation with MN, and subject to the provisions of Section 8.3.(ii). The Parties shall consult together to ensure that so far as practicable the specifications of the patent applications filed in the United States and in other countries in the MN Territory contain the same information and claim at least the same scope of protection as sought in the priority country.

(ii) Prosecution and Maintenance. KR shall have the initial right to control the prosecution, grant and maintenance of the KR Intellectual Property Rights in the MN Territory and the KR Territory, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the KR Intellectual Property Rights. KR shall be responsible for the payment of all such patent prosecution and maintenance costs. MN shall have the right to control the prosecution, grant and maintenance of the MN Intellectual Property Rights in the KR Territory and the MN Territory, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the MN Intellectual Property Rights. MN shall be responsible for the payment of all such patent prosecution and maintenance costs. If KR elects under Section 8.3.(i) or this Section 8.3.(ii) not to file, prosecute or maintain a patent or patent application included in the KR Intellectual Property Rights in any country in the MN Territory, it shall provide MN with written advance notice sufficient to avoid any loss or forfeiture, and MN shall have the right but not the obligation, at its sole expense, to file, prosecute or maintain such patent or patent application in MN’s name and KR shall assign to MN all of KR’s right, title and interest in and to such patent or patent application, which shall no longer be deemed a KR Patent Asset.

8.4 Cooperation. Each Party shall make available as far as possible to the other Party or to the other Party’s authorized attorneys or agents, each Party’s representatives, employees or consultants and any documents necessary or appropriate to enable the other Party to file, prosecute and maintain patent or patent applications, as set forth in Sections 8.3.(i) and 8.3.(ii) above, as reasonably needed for a reasonable period of time. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

8.5 Enforcement of Intellectual Property Rights. MN shall have the first right to enforce the KR Intellectual Property Rights against infringers in the MN Territory, and shall consult with KR both prior to and during said enforcement. KR shall have the first right to

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enforce the KR Intellectual Property Rights against infringers in the KR Territory, and may consult with MN both prior to and during said enforcement. In the event either Party learns of significant and continuing infringement of the KR Intellectual Property Rights, it shall promptly provide written notice to the other Party of the fact and supply such other Party with all evidence it possesses pertaining to and establishing said infringement(s).

8.6 Procedure for Enforcement of Intellectual Property Rights. The Party having the first right to enforce the KR Intellectual Property Rights pursuant to this Article 8 (the “Enforcing Party”) shall have six (6) months from the date of receipt of notice of request by the other Party or any shorter period stipulated by any statute to abate the infringement, or to file suit against at least one of the infringers, at the sole expense of the Enforcing Party, following consultation with the other Party. If the Enforcing Party does not, within such six (6) months or shorter period, abate the infringement or file suit to enforce the KR Intellectual Property Rights against at least one infringer in a country in the MN Territory or the KR Territory, as applicable, the other Party shall have the right to take whatever action it deems appropriate in its own name and its own expense to enforce the KR Intellectual Property Rights in its Territory, as applicable; provided, however, that, within thirty (30) days after receipt of notice of the other Party’s intent to file such suit, the Enforcing Party shall have the right to jointly prosecute such suit.

8.7 Settlements. The Party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Notwithstanding the foregoing, KR and MN shall cooperate with each other in the planning and execution of any action to enforce the KR Intellectual Property Rights. Any recovery obtained by MN or KR shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii) if KR initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by KR; and

(iv) if MN initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by MN, except that KR shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if the amount of such remaining recovery was considered Net Sales.

8.8 Notification of Patent Term Restoration. The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to the KR Intellectual Property Rights in the MN Territory. MN shall notify KR of (a) the issuance of each U.S. patent included within the KR

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Intellectual Property Rights, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the KR Intellectual Property Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (the “1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from Persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within five (5) days of each such patent’s date of issue or receipt of each such notice pursuant to the 1984 Act, whichever is applicable. MN shall notify KR of each filing for patent term restoration under the 1984 Act and all awards of patent term restoration (extensions) with respect to the KR Intellectual Property Rights. Likewise, KR or MN, as the case may be, shall inform the other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any Licensed Product.

8.9 Infringement Actions by Third Parties. If MN or its sublicensees or customers shall be sued by a Third Party for infringement of a patent held by such Third Party because of the manufacture, importation, marketing, use, offer for sale or sale of Compound or Licensed Products, MN shall promptly notify KR in writing of the institution of such suit. MN shall have the first right, in its sole discretion, to control the defense of such suit at its own expense, in which event KR shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to MN all evidence and assistance in KR’s control. If MN does not elect within thirty (30) days after such notice from MN to KR to so control the defense of such suit, KR may undertake such control at its own expense, and MN shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and MN shall cooperate fully in the defense of such suit and furnish to KR all evidence and assistance in MN’s control. The Party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Any Third Party royalty or other payments required to be paid as the result of a judgment or settlement under this Section 8.9 shall be borne equally by the Parties, subject to the provisions of Article 12.

ARTICLE 9

TERM AND TERMINATION

9.1 Expiration. Unless terminated earlier pursuant to Section 9.2 or 9.3 below, this Agreement shall expire on the later of the expiration of the Royalty Term on a country-by-country basis or the expiration of the obligation to make payments by MN to KR under Sections 4.3 and 4.8.

9.2 Termination by MN. MN shall have the right, in its sole discretion, to terminate this Agreement (a) with respect to the entire Agreement, or any country in the MN Territory in the event that a Third Party claims Compound infringes such Third Party’s intellectual property rights in such country in the MN Territory, by providing not less than thirty (30) days prior written notice of such termination to KR or (b) with respect to the entire Agreement, or any country in the MN Territory with ninety (90) days written notice to KR, provided that prior to

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such termination, MN shall discuss with KR the reasons for such termination. Subject to the provisions of Section 9.4 below, the rights and obligations of KR and of MN with respect to this Agreement in its entirety or with respect to the terminated country in the MN Territory, as applicable, shall terminate in the event of a termination pursuant to this Section 9.2; provided, however, that in the event of a partial termination by MN under this Section 9.2, this Agreement shall continue in full force and effect with respect to the countries in the MN Territory unaffected by such partial termination.

9.3 Termination for Cause. Either Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party, if the breaching Party has not cured such breach within ninety (90) days after notice thereof from the non-breaching Party. This Agreement shall terminate, at the option of the non-breaching Party, at the expiration of such ninety (90) day cure period; provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, this Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable, provided that in such event, if the breach is not cured within one hundred eighty (180) days of such written notice, the non-breaching Party shall have the right to terminate this Agreement.

9.4 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. MN and its sublicensees shall have the right to sell or otherwise dispose of the stock of any Compound and Licensed Product subject to this Agreement then on hand or in process of manufacture, subject to Articles 4, 5 and 6. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 7 shall survive the expiration or termination of this Agreement and shall continue in effect during the term set forth in Section 7.1. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. In the event of termination of this Agreement in its entirety or for any country in the MN Territory by MN pursuant to Section 9.2 (b) or termination of this Agreement by KR pursuant to Section 9.3, MN shall, if requested to do so in writing by KR, grant a license to KR or its designee under the MN Intellectual Property Rights, all INDs, NDAs and other existing Regulatory Approval obtained by MN in the MN Territory or in the terminated countries of the MN Territory, as applicable, to make, have made, use and sell Compound and Licensed Product for the MS Indication on commercially reasonable terms to be negotiated in good faith between the Parties. In the event of termination of this Agreement in its entirety by MN pursuant to Section 9.2 (b) or termination of this Agreement by KR pursuant to Section 9.3 prior to the completion of a Phase 2 clinical trial on Licensed Product, the foregoing license from MN to KR shall be royalty-free. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

The Parties hereby represent and warrant as follows:

10.1 Corporate Existence and Power. Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted;

10.2 Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

10.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;

10.4 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party; and

10.5 Ownership, Validity and Non-Infringement. As of the Effective Date, KR represents and warrants that: (a) the KR Intellectual Property Rights are owned or Controlled solely and exclusively by KR free and clear of any liens, charges and encumbrances, and no other person (including Sakoda), corporate or other private entity, or governmental or university entity or subdivision thereof, has any valid claim of ownership with respect to the KR Intellectual Property Rights, whatsoever; (b) KR has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the KR Intellectual Property Rights, or any portion thereof, inconsistent with the license granted to MN herein; (c) to KR’s best knowledge, KR is not aware of the existence of any references, omissions or conduct that would bring into question the validity or enforceability of the KR Intellectual Property Rights; (d) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the KR Intellectual Property Rights; (e) to KR’s best knowledge, the KR Intellectual Property Rights and the contemplated development, importation or exportation, manufacture, use, offer for sale and sale of any Compound or Licensed Product do not infringe any patent rights owned or possessed by any Third Party; (f) KR has disclosed to MN all information known by it that is reasonably believed by KR to be related to the KR Intellectual Property Rights (including all information received by KR concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or

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any official proceeding involving the KR Patent Asset, and will continue such disclosure with respect to new events during the term of this Agreement) and the activities contemplated under this Agreement; and (g) Exhibit 1.21 is a complete and accurate list of all patents and patent applications relating to Compound or Licensed Product and relating to the MS Indication owned or Controlled by KR.

10.6 Sakoda Agreement. As of the Effective Date, KR represents and warrants that (a) attached as Exhibit 1.42 is a true and complete (subject to redaction only of the financial terms) copy of the Sakoda Agreement, and that the English translation thereof is for the purpose of MN’s convenience only, and in the event of any difference in interpretation of the Sakoda Agreement, the Japanese language thereof shall prevail; (b) neither KR nor Sakoda is in default under or in breach of any of the terms or provisions of the Sakoda Agreement, and (c) the Sakoda Agreement is valid and in full force and effect and KR is not aware of any claims challenging the validity thereof.

10.7 Effect of Representations and Warranties. It is understood that if the representations and warranties made by a Party under this Article 10 are not true and accurate, and the other Party incurs damages, liabilities, costs or other expenses as a result, the Party making such representations and warranties shall indemnify and hold the other Party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result.

ARTICLE 11

MISCELLANEOUS

11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, power shortage or failure, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

11.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either KR or MN may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

11.3 Severability. Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties

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shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

11.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered personally or by facsimile or email (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated in the first paragraph of this Agreement, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

11.6 Dispute Resolution. (a) The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days from the initiation of such negotiation, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer or its equivalent, of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within such twenty (20) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b) Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. The place of the mediation shall be London, England and the language of the mediation shall be English. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c) If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration

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proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the Dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three (3) arbitrators: one (1) arbitrator shall be appointed by each of MN and KR and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators. Any such arbitration shall be held in New York, New York, USA and the language of the arbitration shall be English.

The tribunal shall issue its award within forty-five (45) days after the date on which the arbitration proceedings have closed. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on Dispute would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the LCIA.

11.7 Right to Develop Independently. Nothing in this Agreement shall be deemed to prevent MN from developing and commercializing products which are similar to or competitive with Compound or Licensed Product so long as MN is using commercially reasonable efforts to develop and commercialize Licensed Product as specified in sub-section 2.1.(i).

11.8 Compliance with Laws. Either Party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S., Japan or foreign, federal, state and/or governmental agency.

11.9 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

11.10 Further Assurances. At any time or from time to time on and after the date of this Agreement, each Party shall at the request of the other (i) deliver to the other such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated herein.

11.11 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this

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Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

11.12 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

11.13 Independent Contractors. It is expressly agreed that KR and MN shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither KR nor MN shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

11.14 Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by MN. MN shall indemnify, defend and hold KR and KR Licensees and their respective officers, directors, shareholders, agents and employees (“KR Indemnified Party”) harmless against any and all claims, liability, damage, loss, cost or expense (including reasonable attorney’s fees) (collectively, “Losses”) incurred by KR arising or resulting from any Third Party claim made or suit brought against KR or any KR Indemnified Party to the extent any such Losses arise out of (i) any breach by MN of any of its representations or warranties in this Agreement; (ii) MN’s negligence or willful misconduct; or (iii) the development, use, importation, promotion, marketing, commercialization, distribution and sale of Compound or Licensed Product by MN; provided, however, that MN shall not be required to indemnify KR or any KR Indemnified Party to the extent it is determined that the Losses resulted from the negligence or willful misconduct of KR or any such KR Indemnified Party or if KR would be required to indemnify MN under Section 12.2 below. MN shall use its commercially reasonable efforts to have its sublicensees indemnify, defend and hold KR and any KR Indemnified Party harmless against Losses in a substantially similar way under the sublicense agreement; provided, however, that in the event that MN fails to execute such sublicense agreement containing such indemnification provision, MN shall on behalf of its sublicensees, indemnify, defend and hold KR and KR Indemnified Party harmless against Losses in the same manner as provided in this Section 12.1.

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12.2 Indemnification by KR. KR shall indemnify, defend and hold MN and its sublicensees and their respective officers, directors, shareholders, agents and employees (“MN Indemnified Party”) harmless against any and all Losses incurred by MN arising or resulting from any Third Party claim made or suit brought against MN or any MN Indemnified Party to the extent any such Losses arise out of (i) any breach by KR of any of its representations or warranties in this Agreement, (ii) KR’s negligence or willful misconduct; or (iii) the development, manufacture, use, importation, promotion, marketing, commercialization, distribution and sale of Compound or Licensed Product by KR; provided, however, that KR shall not be required to indemnify MN or any MN Indemnified Party to the extent it is determined that the Losses resulted from the negligence or willful misconduct of MN or any such MN Indemnified Party or if MN would be required to indemnify KR under Section 12.1 above.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MEDICINOVA, INC.

By:	/s/ Takashi Kiyoizumi
Name: Takashi Kiyoizumi, M.D., Ph.D.
Title: President and CEO

KYORIN PHARMACEUTICAL CO., LTD.

By:	/s/ Ikuo Ogihara
Name: Ikuo Ogihara
Title: President

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EXHIBIT 1.7

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EXHIBIT 1.21

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EXHIBIT 1.42

SAKODA AGREEMENT

(See Attached)

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EXHIBIT 4.3

ROYALTY RATES

For Licensed Products sold in the U.S.

Annual Net Sales	Royalty Rate
Annual Net Sales for the first [**]	[**]
For annual Net Sales more than [**] but less than [**]	[**]
For annual Net Sales more than [**]	[**]

Example: If annual Net Sales is [**] for sale of Licensed Products in the U.S., the royalty shall be calculated as [**] x [**] plus [**] x [**] = [**].

For Licensed Products sold in non-U.S. countries within the MN Territory where a Valid Patent Claim and/or Market Exclusivity exists and Licensed Product is not subject to Generic Competition:

Annual Net Sales	Royalty Rate
Annual Net Sales for the first [**]	[**]
For annual Net Sales more than [**] but less than [**]	[**]
For annual Net Sales more than [**]	[**]

For Licensed Products sold in non-U.S. countries within the MN Territory where neither a Valid Patent Claim nor Market Exclusivity exists and Licensed Product is not subject to Generic Competition, a royalty rate equal to [**] of Net Sales in such country.

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Exhibit 1.42—FOR MN’S CONVENIENCE PURPOSES ONLY (Translation)

COVENANT

This Covenant is made by Saburo Sakoda, M.D. (“DR. SAKODA”) and KYORIN Pharmaceutical Co., Ltd. (“KYORIN”)

WHEREAS, DR. SAKODA and KYORIN have entered into a letter agreement as of June 10, 2004, pursuant to which (1) DR. SAKODA consents that KYORIN grants to MediciNova, Inc., a Delaware corporation (“MEDICINOVA”), an exclusive license, with the right to grant sublicenses, to exercise KYORIN’s and DR. SAKODA’s joint right, title and interest in, to and under the patent “REMEDIES FOR MULTIPLE SCLEROSIS” for which DR. SAKODA and KYORIN jointly filed an international application (PCT Pub. No.: [**], the “PATENT”), in the United States of America, Canada and the contracting states of European Patent Convention (the “TERRITORY”), and (2) KYORIN agrees that in the event that MEDICINOVA launches a product containing Ibudilast with the indication “multiple sclerosis” (the “PRODUCT”) in the TERRITORY, KYORIN shall pay to DR. SAKODA certain amount of compensation; and

WHEREAS, such letter agreement anticipates the execution of a document setting forth the amount of compensation and payment method thereof, among other things;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants provided herein, the parties hereby agree as follows:

ARTICLE I (PURPOSES)

DR. SAKODA, for good and valuable consideration, the receipt of which is hereby acknowledged, grants an exclusive (even as to himself) license, with the right to grant sublicenses, to KYORIN under DR. SAKODA’s right, title and interest in, to and under the PATENT in the TERRITORY. DR. SAKODA further covenants not to exercise his right, title and interest in, to and under the PATENT by himself or through a license or other arrangement including, but not limited to, an assignment of the PATENT, to any third party in the TERRITORY. DR. SAKODA further authorizes KYORIN to grant to MEDICINOVA the first right to enforce his right, title and interest in, to and under the PATENT against infringers in the TERRITORY, and DR. SAKODA agrees not to enforce by himself or through a third party his right, title and interest in, to and under the PATENT against infringers in the TERRITORY.

ARTICLE II (COMPENSATION)

(note) The sentences relating to the compensation are deducted, as they are not necessary.

The obligation of KYORIN to pay compensation to DR. SAKODA shall continue in effect until the expiration of the PATENT on a country-by-country basis in the TERRITORY.

ARTICLE III (COMPENSATION REPORTS AND PAYMENT)

(note) The sentences relating to the method of payment are deducted, as they are not necessary.

ARTICLE IV (CONFIDENTIALITY)

Each party (the “ACQUIRING PARTY”, as the case may be) shall keep the contents of this Agreement and all confidential and proprietary information of the other party acquired in connection with this Covenant (the “CONFIDENTIAL INFORMATION”) in confidence, and shall not disclose without prior written consent of the other party the CONFIDENTIAL INFORMATION to any third party; provided, however, that the obligation to keep the CONFIDENTIAL INFORMATION in confidence shall not apply to any part of the CONFIDENTIAL INFORMATION that:

(a)	is published or otherwise part of the public domain at the time of acquisition;

(b)	becomes published or otherwise part of the public domain other than by acts or omissions of the ACQUIRING PARTY;

(c)	the ACQUIRING PARTY can demonstrate, was already in its possession prior to acquisition;

(d)	the ACQUIRING PARTY can demonstrate, is disclosed to it by a third party having a legal right to do so without any restriction; or

(e)	is legally required to be disclosed by any governmental authority; provided, however, that the ACQUIRING PARTY shall notify the other party in writing to that effect in advance.

ARTICLE V (TERM AND TERMINATION)

(1) This Covenant shall become effective on the date hereof and shall continue in effect until the expiration of KYORIN’s obligation to pay compensation to DR. SAKODA pursuant to ARTICLE II; provided, however, that in the event that MEDICINOVA, or its sublicensee, ceases to exercise the PATENT in whole countries of the TERRITORY due to termination of the agreement between KYORIN and MEDICINOVA and KYORIN no longer receives the consideration from MEDICINOVA, this Covenant shall be automatically terminated on such termination date. In such event, KYORIN shall promptly inform DR. SAKODA to that effect in writing.

(2) DR. SAKODA may terminate this Covenant upon or after the breach or delay of the performance of any provision of this Covenant by KYORIN, if KYORIN has not cured such breach or delay within sixty (60) days after notice to cure such breach or delay from DR. SAKODA. DR. SAKODA will also deliver such notice to MEDICINOVA and shall accept MEDICINOVA’s tender made within such sixty (60) days to cure such breach or delay if KYORIN has not already cured within such time.

(3) Notwithstanding the provisions of (1) and (2) of this Article, the provisions of Article IV shall survive the expiration or termination of this Covenant.

ARTICLE VI (Good Faith Negotiation)

DR. SAKODA and KYORIN shall, through a good faith negotiation, try to resolve a matter not specifically provided herein or where question to the interpretation arises under this Covenant.

IN WITNESS WHEREOF, the parties have executed this Covenant.

August 3, 2004

SABURO SAKODA
11-2-104, Kawanishicho, Ashiya, Hyogo 659-0072, Japan

By:	/s/ Saburo Sakoda
Name:	Saburo Sakoda, M.D.

KYORIN PHARMACEUTICAL CO., LTD.
5, Kanda Surugadai 2-chome, Chiyoda-ku, Tokyo 101-8311, Japan

By:	/s/ Toshiro Takusagawa
Name:	Toshiro Takusagawa
Title:	Senior Executive Officer
Executive Director

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